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                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                              NEW YORK, N.Y. 10017
                                  212-450-4000




                                                November 9, 1995



AJL PEPS Trust
c/o The Bank of New York
101 Barclay Street
New York, NY 10286


Gentlemen:

        We have acted as counsel for AJL PEPS Trust (the "Trust") in connection with the preparation and filing of a Registration Statement on Form N-2 (Registration Nos. 33-61915 and 811-07341) filed with the Securities and Exchange Commission on August 18, 1995, and amended thereafter, relating to the sale of Premium Exchangeable Participating Shares (the "PEPS"), pursuant to an Underwriting Agreement relating thereto (the "Underwriting Agreement").

        We have examined such records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that:

        1. The Trust has been duly created and is validly existing as a trust under the laws of the State of New York.

        2. The PEPS to be sold by the Trust pursuant to the Underwriting Agreement have been duly authorized and, when sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
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AJL PEPS Trust                          2                       November 5, 1995



        We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the Federal law of the United States of America.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and consent to the references to our firm in the Registration Statement and in the Prospectus of the Trust included therein.


                                                Very truly yours,